Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 1, 2021 (except for the third paragraph in Note 1, Note 4, the section of Note 6 entitled Our Forward Purchase Agreement and the first and third paragraph in Note 7, as to which the date is July 23, 2021), with respect to the financial statements of Founder SPAC contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Southfield, Michigan

July 23, 2021